Exhibit 99.1

WABCO Appoints New Chief Financial Officer

BRUSSELS, Belgium – March 9, 2018 – WABCO Holdings Inc. (NYSE: WBC), a leading global supplier of technologies that improve the safety, efficiency and connectivity of commercial vehicles, today announced that it has appointed Roberto Fioroni to the role of Chief Financial Officer (CFO) starting by June 6, 2018.

Roberto Fioroni brings to WABCO over 20 years of financial management experience with two leading multinationals, The Goodyear Tire & Rubber Company, and General Electric. In addition to having gained M&A experience, he has held a wide range of finance leadership positions with responsibility across Africa, Europe, North America and the Middle East. Most recently, he was Vice President, Finance, for Goodyear’s Europe, Middle East and Africa (EMEA) business unit. Prior to joining Goodyear in 2009, Fioroni held a number of senior positions during a 13-year career with General Electric. He was latterly Chief Financial Officer (EMEA) for General Electric’s Security Division. Fioroni holds a degree in Business Administration from the Universita Commerciale Luigi Bocconi in Milan, Italy.

“I am very pleased that as a fast-growing, global, technology business, we have attracted someone of Roberto Fioroni’s caliber to join WABCO’s diverse and talented executive team,” said Jacques Esculier, WABCO Chairman and Chief Executive Officer. “As we continue to drive WABCO’s differentiation and outperformance agenda, Roberto’s acute global financial controls expertise, business acumen and M&A experience will be instrumental in helping WABCO to sustain value creation for our shareholders.”

“Leading our global finance team, Roberto will further strengthen our financial excellence to meet the increasingly complex and stringent regulatory environment WABCO faces. I would also like to thank Alexander De Bock for his excellent support as Interim CFO which further underlines the exceptional bench-strength of our senior management team,” added Esculier.

Press Photo/Caption: WABCO has appointed Roberto Fioroni as Chief Financial Officer.

About WABCO

WABCO (NYSE: WBC) is a leading global supplier of technologies and services that improve the safety, efficiency and connectivity of commercial vehicles. Originating from the Westinghouse Air Brake Company founded nearly 150 years ago, WABCO continues to pioneer breakthrough innovations to enable autonomous driving in the commercial vehicle industry. Today, leading truck, bus and trailer brands worldwide rely on WABCO’s differentiating technologies, including advanced driver assistance, braking, steering and stability control systems. Powered by its vision for accident-free driving and greener transportation solutions, WABCO is also at the forefront of advanced fleet management systems that contribute to commercial fleet efficiency. For six consecutive years, Institutional Investor has named WABCO among the “Top 3” in its sector for “Best CEO.” In 2017, WABCO reported sales of $3.3 billion and has nearly 15,000 employees in 40 countries. For more information, visit www.wabco-auto.com.

WABCO global media contact

Nina Friedmann, +49 69 719 168 171, wabco@klenkhoursch.de

WABCO investors and analysts contact

Sean Deason, +1 248 270 9287, investorrelations@wabco-auto.com